Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
April 25, 2013

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2013 FIRST QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — April 25, 2013 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the first quarter ended March 31, 2013.

Consolidated net income available to common stockholders for the first quarter of 2013 was $40.9 million, or $0.90 per diluted common share, compared to $50.4 million, or $1.12 per diluted common share, for the fourth quarter of 2012, and $34.8 million, or $0.78 per diluted common share, for the first quarter of 2012.

“Healthy client activity, strong loan volumes, an improved net interest margin, and high credit quality drove our solid performance in the first quarter and further validated our positive outlook for 2013,” said Greg Becker, President and CEO of SVB Financial Group. “SVB's position as the bank of choice for innovation companies allows us to identify and win the highest-potential young companies, while increasing the probability of success for all of our clients, large and small, worldwide. That is our key advantage and it continues to help us deliver strong financial results.”

Highlights of our first quarter 2013 results (compared to fourth quarter 2012, unless otherwise noted) included:

•	Average loan balances of $8.7 billion, an increase of $406 million (or 4.9 percent). Period-end loan balances were $8.8 billion, a decrease of $102 million (or 1.1 percent).

•
Average total client funds (including both on-balance sheet deposits and off-balance sheet client investment funds) were $41.3 billion, an increase of $1.1 billion (or 2.8 percent). Average deposits decreased by $205 million (or 1.1 percent), while average off-balance sheet client investment funds increased by $1.3 billion (or 6.2 percent).

•	Net interest income (fully taxable equivalent basis) of $163.6 million, an increase of $2.6 million (or 1.6 percent).

•	Net interest margin increased by 12 basis points to 3.25 percent.

•
A provision for loan losses of $5.8 million, compared to $15.0 million. The provision of $5.8 million was primarily driven by net charge-offs of $4.3 million (or 0.20 percent of annualized average gross loans), as well as a nominal increase in the reserve percentage for our performing loans.

•
Non-GAAP gains on investment securities, net of noncontrolling interests, of $5.1 million, compared to $17.2 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

•	Gains on equity warrant assets of $3.5 million, compared to $7.0 million.

•	An increase in noninterest expense of $6.0 million (or 4.2 percent), primarily related to seasonal compensation-related expenses of approximately $5.8 million.

First Quarter 2013 Summary

(Dollars in millions, except share data and ratios)	Three months ended
	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Income statement:
Diluted earnings per common share	$0.90	$1.12	$0.94	$1.06	$0.78
Net income available to common stockholders	40.9	50.4	42.3	47.6	34.8
Net interest income	163.2	160.6	154.4	151.9	150.9
Provision for loan losses	5.8	15.0	6.8	8.0	14.5
Noninterest income	78.6	126.7	69.1	80.4	59.3
Noninterest expense	149.0	143.0	135.2	135.8	132.0
Non-GAAP net income available to common stockholders (1)	40.9	50.4	42.3	42.1	34.8
Non-GAAP diluted earnings per common share (1)	0.90	1.12	0.94	0.94	0.78
Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of certain assets (1)	56.1	75.6	55.6	57.8	51.4
Non-GAAP noninterest expense, net of noncontrolling interests (1)	146.2	141.2	132.4	131.8	129.2
Fully taxable equivalent:
Net interest income (2)	$163.6	$161.0	$154.9	$152.4	$151.4
Net interest margin	3.25%	3.13%	3.12%	3.22%	3.30%
Balance sheet:
Average total assets	$22,314.6	$22,377.8	$21,727.2	$20,890.9	$20,232.5
Average loans, net of unearned income	8,680.9	8,274.9	7,907.6	7,237.2	6,804.3
Average available-for-sale securities	10,887.5	10,743.8	10,569.7	10,931.7	10,497.7
Average noninterest-bearing demand deposits	13,386.5	13,843.8	12,914.7	12,264.0	12,026.0
Average interest-bearing deposits	5,399.0	5,147.0	5,345.6	5,143.6	4,939.8
Average total deposits	18,785.5	18,990.9	18,260.3	17,407.6	16,965.8
Average long-term debt	457.5	458.1	458.4	553.9	603.3
Period-end total assets	22,796.0	22,766.1	21,576.9	21,289.8	20,818.3
Period-end loans, net of unearned income	8,844.9	8,946.9	8,192.4	7,789.8	7,121.3
Period-end available-for-sale securities	10,908.2	11,343.2	11,047.7	10,621.0	11,527.5
Period-end non-marketable securities	1,215.8	1,184.3	1,163.8	1,132.3	1,021.9
Period-end noninterest-bearing demand deposits	14,038.6	13,875.3	12,598.6	12,842.3	11,837.6
Period-end interest-bearing deposits	5,271.3	5,301.2	5,126.4	5,226.6	4,879.3
Period-end total deposits	19,309.9	19,176.5	17,725.1	18,068.8	16,716.9
Off-balance sheet:
Average total client investment funds	$22,490.0	$21,175.8	$20,929.1	$19,863.9	$18,883.2
Period-end total client investment funds	22,980.8	22,512.8	21,058.4	20,097.1	19,111.7
Total unfunded credit commitments	9,170.3	8,610.8	8,710.2	8,752.7	7,866.1
Earnings ratios:
Return on average assets (annualized) (3)	0.74%	0.90%	0.77%	0.92%	0.69%
Non-GAAP return on average assets (annualized) (1)	0.74	0.90	0.77	0.81	0.69
Return on average SVBFG stockholders’ equity (annualized) (4)	8.89	10.99	9.44	11.21	8.61
Non-GAAP return on average SVBFG stockholders’ equity (annualized) (1)	8.89	10.99	9.44	9.91	8.61
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.26%	1.23%	1.23%	1.25%	1.41%
Allowance for loan losses for performing loans as a % of total gross performing loans	1.18	1.16	1.16	1.18	1.16
Gross charge-offs as a % of average total gross loans (annualized)	0.26	0.36	0.23	0.78	0.41
Net charge-offs as a % of average total gross loans (annualized)	0.20	0.28	0.17	0.59	0.21
Other ratios:
Operating efficiency ratio (5)	61.52%	49.72%	60.33%	58.31%	62.65%
Non-GAAP operating efficiency ratio (1)	66.53	59.67	62.93	62.70	63.72
Total risk-based capital ratio	14.59	14.05	14.34	13.85	14.30
Tangible common equity to tangible assets (1)	8.26	8.04	8.27	8.06	7.87
Tangible common equity to risk-weighted assets (1)	13.94	13.53	13.93	13.35	13.54
Period-end loans, net of unearned income, to deposits	45.80	46.66	46.22	43.11	42.60
Average loans, net of unearned income, to deposits	46.21	43.57	43.30	41.57	40.11
Book value per common share (6)	$41.85	$41.02	$40.10	$38.63	$37.19
Other statistics:
Average full-time equivalent employees	1,655	1,607	1,594	1,566	1,556
Period-end full-time equivalent employees	1,663	1,615	1,602	1,562	1,554

(1)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of non-GAAP calculations to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(2)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.4 million for the quarter ended March 31, 2013, and $0.5 million for each of the quarters ended December 31, 2012, September 30, 2012, June 30, 2012 and March 31, 2012.

(3)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly average assets.

(4)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly average SVBFG stockholders’ equity.

(5)	Ratio is calculated by dividing noninterest expense by total taxable equivalent net interest income plus noninterest income.

(6)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $163.6 million for the first quarter of 2013, compared to $161.0 million for the fourth quarter of 2012 and $151.4 million for the first quarter of 2012. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate from the fourth quarter of 2012 to the first quarter of 2013. Changes that are not solely due to either volume or rate (principally changes in the number of days from quarter to quarter) are allocated in proportion to the percentage changes in average volume and average rate:

	Q1'13 compared to Q4'12
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$(512)	$161	$(351)
Available-for-sale securities	395	3,323	3,718
Loans	4,443	(5,003)	(560)
Increase (decrease) in interest income, net	4,326	(1,519)	2,807
Interest expense:
Deposits	195	31	226
Short-term borrowings	24	2	26
Long-term debt	(4)	(8)	(12)
Increase in interest expense, net	215	25	240
Increase (decrease) in net interest income	$4,111	$(1,544)	$2,567

The increase in net interest income, on a fully taxable equivalent basis, from the fourth quarter of 2012 to the first quarter of 2013, was primarily attributable to the following:

•
An increase in interest income on available-for-sale securities of $3.7 million to $47.0 million for the first quarter of 2013, primarily reflective of a $4.7 million decrease in premium amortization expense. Premium amortization expense decreased to $8.3 million for the first quarter of 2013, compared to $13.1 million for the fourth quarter of 2012, reflective of a decrease in mortgage prepayment levels for fixed-rate mortgage securities. As of March 31, 2013, the remaining unamortized premium balance on our available-for-sale securities portfolio was $106 million, compared to $115 million as of December 31, 2012.

•
A decrease in interest income on loans of $0.6 million to $123.7 million for the first quarter of 2013. This decrease was reflective of a two day decrease in the number of days during the quarter (compared to the fourth quarter of 2012) reducing interest income by approximately $2.5 million, as well as a decrease from lower overall yields, largely offset by an increase in average balances of $406 million. Overall yields decreased by 20 basis points to 5.78 percent, primarily attributable to a 16 basis points decrease in loan fee yields driven by a $2.5 million decrease in loan prepayment fees. Gross loan yields decreased by 4 basis points to 5.00 percent, reflective of a continued change in the mix of our loans that are indexed to the national Prime rate instead of the SVB Prime rate, as well as our success in growing our later stage client portfolio that is typically benchmarked to three-month LIBOR.

Net interest margin, on a fully taxable equivalent basis, was 3.25 percent for the first quarter of 2013, compared to 3.13 percent for the fourth quarter of 2012 and 3.30 percent for the first quarter of 2012. The increase in our net interest margin for the first quarter of 2013 was primarily reflective of lower premium amortization expense on available-for-sale securities (9 basis points), as well as a change in the mix of our interest-earning assets (lower average cash, higher average loans and available-for sale securities).

For the first quarter of 2013, 72.9 percent, or $6.4 billion, of our average outstanding gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in prime-lending rates or other variable-rate indices. This compares to 75.2 percent, or $6.4 billion, for the fourth quarter of 2012 and 73.6 percent, or $5.1 billion, for the first quarter of 2012. For the first quarter of 2013, average variable-rate available-for-sale securities were $1.7 billion, or 15.6 percent of our available-for-sale securities portfolio, compared to $1.9 billion, or 17.3 percent in the fourth quarter of 2012. These securities are indexed to and change with movements in the one-month LIBOR rate.

Investment Securities

Our investment securities portfolio consists of both an available-for-sale securities portfolio, which represents interest-earning investment securities, and a non-marketable securities portfolio, which primarily represents investments managed as part of our funds management business.

Available-for-Sale Securities

Our available-for-sale securities portfolio is a fixed income investment portfolio that is managed to optimize portfolio yield over the long-term consistent with our liquidity, credit diversification and asset/liability management strategies.

Average available-for-sale securities increased by $144 million to $10.9 billion for the first quarter of 2013, compared to $10.7 billion for the fourth quarter of 2012 and $10.5 billion for the first quarter of 2012. Period-end available-for-sale securities were $10.9 billion at March 31, 2013, $11.3 billion at December 31, 2012 and $11.5 billion at March 31, 2012. During the first quarter of 2013, we had paydowns of $654 million, partially offset by new investments of $220 million. New investments were concentrated in fixed rate agency-issued mortgage securities, which have weighted-average yields slightly lower than the fixed rate mortgage securities that comprised most of the paydowns during the quarter, reflective of the current low rate environment.

Non-Marketable Securities

Our non-marketable securities portfolio primarily represents investments in venture capital funds, debt funds and private portfolio companies.

Non-marketable securities increased by $32 million to $1.2 billion ($476 million net of noncontrolling interests) at March 31, 2013, compared to $1.2 billion ($476 million net of noncontrolling interests) at December 31, 2012 and $1.0 billion ($360 million net of noncontrolling interests) at March 31, 2012. The increase of $32 million from the fourth quarter of 2012 to the first quarter of 2013 was primarily attributable to additional capital calls for fund investments. Reconciliations of our non-GAAP non-marketable securities, net of noncontrolling interests, are provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loans

Average loans, net of unearned income, were $8.7 billion for the first quarter of 2013, compared to $8.3 billion for the fourth quarter of 2012 and $6.8 billion for the first quarter of 2012. Period-end loans, net of unearned income, were $8.8 billion at March 31, 2013, compared to $8.9 billion at December 31, 2012 and $7.1 billion at March 31, 2012. The increase in average loan balances from the fourth quarter of 2012 to the first quarter of 2013 came primarily from the full quarter effect of sponsor-led buyouts by later stage clients in our software portfolio during the fourth quarter of 2012.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million totaled $3.0 billion, $3.1 billion and $2.0 billion at March 31, 2013, December 31, 2012 and March 31, 2012, respectively, which represents 33.4 percent, 34.8 percent and 28.3 percent of total gross loans, respectively. The decrease in our loans equal to or greater than $20 million from December 31, 2012 to March 31, 2013 was driven primarily by a decrease of $386 million from our venture capital/private equity portfolio due to paydowns of capital call lines of credit. This decrease was partially offset by increases of $93 million and $91 million from our hardware and software portfolios, respectively. Further details are provided under the section “Loan Concentrations.”

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended
(Dollars in thousands, except ratios)	March 31, 2013	December 31, 2012	March 31, 2012
Allowance for loan losses, beginning balance	$110,651	$101,524	$89,947
Provision for loan losses	5,813	15,014	14,529
Gross loan charge-offs	(5,626)	(7,562)	(6,990)
Loan recoveries	1,367	1,675	3,436
Allowance for loan losses, ending balance	$112,205	$110,651	$100,922
Provision for loan losses as a percentage of total gross loans (annualized)	0.26%	0.66%	0.81%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.26	0.36	0.41
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.20	0.28	0.21
Allowance for loan losses as a percentage of period-end total gross loans	1.26	1.23	1.41
Total gross loans at period-end	$8,922,829	$9,024,248	$7,180,779
Average total gross loans	8,755,699	8,347,013	6,861,122

Our provision for loan losses was $5.8 million for the first quarter of 2013, compared to $15.0 million for the fourth quarter of 2012. The provision of $5.8 million for the first quarter of 2013 was primarily attributable to net charge-offs of $4.3 million, as well as a nominal increase in the reserve percentage for our performing loans. Gross loan charge-offs of $5.6 million for the first quarter of 2013 were primarily from our life science and hardware portfolios.

Our allowance for loan losses as a percentage of total gross loans was 1.26 percent at March 31, 2013, compared to 1.23 percent at December 31, 2012. Our allowance for loan losses for total gross performing loans as a percentage of total gross performing loans increased to 1.18 percent at March 31, 2013, compared to 1.16 percent at December 31, 2012.

Our impaired loans totaled $44 million at March 31, 2013, compared to $38 million at December 31, 2012. The allowance for loan losses related to impaired loans was $7.7 million at March 31, 2013, compared to $6.3 million at December 31, 2012.

Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Our total average client funds increased by $1.1 billion to $41.3 billion for the first quarter of 2013, compared to $40.2 billion for the fourth quarter of 2012. Our total period-end client funds increased by $601 million to $42.3 billion at March 31, 2013, compared to $41.7 billion at December 31, 2012.

Deposits

Average deposits were $18.8 billion for the first quarter of 2013, compared to $19.0 billion for the fourth quarter of 2012 and $17.0 billion for the first quarter of 2012. Period-end deposits were $19.3 billion at March 31, 2013, compared to $19.2 billion at December 31, 2012 and $16.7 billion at March 31, 2012.

Off-Balance Sheet Client Investment Funds

Average off-balance sheet client investment funds were $22.5 billion for the first quarter of 2013, compared to $21.2 billion for the fourth quarter of 2012 and $18.9 billion for the first quarter of 2012. Period-end client investment funds were $23.0 billion at March 31, 2013, compared to $22.5 billion at December 31, 2012 and $19.1 billion at March 31, 2012. The increases in average and period-end total client investment funds from the fourth quarter of 2012 to the first quarter of 2013 were primarily due to a strong funding environment for both private and public clients. The increases were also attributable to our existing clients’ increased utilization of our off-balance sheet sweep product, which averaged $4.3 billion for the first quarter of 2013, compared to $3.7 billion for the fourth quarter of 2012.

Short-term Borrowings

Period-end short-term borrowings decreased by $159 million to $7.5 million at March 31, 2013, compared to $166 million at December 31, 2012, primarily due to overnight borrowings of $160 million at December 31, 2012. Overnight borrowings are utilized for daily cash management purposes and are a normal part of our liquidity management practices.

Noninterest Income

Noninterest income was $78.6 million for the first quarter of 2013, compared to $126.7 million for the fourth quarter of 2012 and $59.3 million for the first quarter of 2012. Non-GAAP noninterest income, net of noncontrolling interests, was $56.1 million for the first quarter of 2013, compared to $75.6 million for the fourth quarter of 2012 and $51.4 million for the first quarter of 2012. Reconciliations of our non-GAAP noninterest income and non-GAAP net gains on investment securities discussed in this section are provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

The decrease of $48.1 million in noninterest income from the fourth quarter of 2012 to the first quarter of 2013 was primarily driven by lower gains from our non-marketable fund investments. Unrealized gains from non-marketable fund investments for any single quarter are typically driven by valuation changes, and are therefore subject to potential increases or decreases in future periods. Items impacting the change in noninterest income from the fourth quarter of 2012 to the first quarter of 2013 were as follows:

•
Net gains on investment securities were $27.4 million for the first quarter of 2013, compared to net gains of $68.2 million for the fourth quarter of 2012. Net of noncontrolling interests, net gains on investment securities were $5.1 million for the first quarter of 2013 compared to $17.2 million for the fourth quarter of 2012. The gains, net of noncontrolling interests for the fourth quarter of 2012 included gains of $9.2 million from a single investment in two of our managed funds. The gains, net of noncontrolling interests, of $5.1 million for the first quarter of 2013 were primarily driven by the following:

◦	Gains of $2.4 million from our managed funds, primarily related to unrealized valuation increases and carried interest from three of our funds of funds.

◦	Gains of $1.8 million from our investments in debt funds, driven by valuation increases from the investments within the funds.

As of March 31, 2013, we held investments, either directly or indirectly through 13 of our managed investment funds, in 461 funds (primarily venture capital funds), 98 companies and 5 debt funds.

The following tables provide a summary of non-GAAP net gains on investment securities, net of noncontrolling interests for the three months ended March 31, 2013 and December 31, 2012, respectively:

	Three months ended March 31, 2013
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains (losses) on investment securities, net	$22,802	$1,856	$1,753	$(45)	$1,072	$27,438
Less: income (losses) attributable to noncontrolling interests, including carried interest	20,802	1,496	(2)	—	—	22,296
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$2,000	$360	$1,755	$(45)	$1,072	$5,142

	Three months ended December 31, 2012
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains on investment securities, net	$5,290	$56,251	$3,558	$649	$2,490	$68,238
Less: income attributable to noncontrolling interests, including carried interest	4,909	46,109	6	—	—	51,024
Non-GAAP net gains on investment securities, net of noncontrolling interests	$381	$10,142	$3,552	$649	$2,490	$17,214

•
A decrease of $11.7 million in other noninterest income, primarily attributable to net losses of $7.1 million from the revaluation of foreign currency denominated instruments in the first quarter of 2013, compared to net gains of $1.6 million for the fourth quarter of 2012. The losses of $7.1 million for the first quarter of 2013 were largely offset by net gains of $6.2 million on internal foreign exchange forward contracts economically hedging certain off these instruments, which are included within noninterest income on the line item "gains on derivative instruments" as noted below. Additionally, we did not have any loan syndication fee income in the first quarter of 2013, compared to $1.0 million in the fourth quarter of 2012.

•
Net gains on derivative instruments were $11.0 million for the first quarter of 2013, compared to net gains of $6.3 million for the fourth quarter of 2012. The following table provides a summary of our net gains on derivative instruments:

	Three months ended
(Dollars in thousands)	March 31, 2013	December 31, 2012	March 31, 2012
Net gains on equity warrant assets	$3,505	$7,027	$6,935
Gains (losses) on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net	797	899	1,065
Gains (losses) on internal foreign exchange forward contracts, net (1)	6,200	(1,265)	(2,051)
Total gains (losses) on foreign exchange forward contracts, net	6,997	(366)	(986)
Change in fair value of interest rate swaps	60	32	389
Net gains (losses) on other derivatives (2)	478	(373)	(362)
Total gains on derivative instruments, net	$11,040	$6,320	$5,976

(1)	Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated loans.

(2)	Primarily represents the change in fair value of loan conversion options.
The increase in net gains on derivative instruments from the fourth quarter of 2012 to the first quarter of 2013 was primarily attributable to the following:

◦
Net gains of $6.2 million on internal foreign exchange forward contracts economically hedging certain of our foreign currency denominated loans for the first quarter of 2013, compared to net losses of $1.3 million for the fourth quarter of 2012. The net gains of $6.2 million for the first quarter of 2013 were primarily attributable to the strengthening of the U.S. Dollar against the Euro and Pound Sterling. These gains were largely offset by net losses of $7.1 million from the revaluation of foreign currency denominated instruments that are included in the line item "Other" within noninterest income as noted above.

◦
Net gains on equity warrant assets of $3.5 million for the first quarter of 2013, compared to $7.0 million for the fourth quarter of 2012. The net gains of $3.5 million for the first quarter of 2013 included the following:

•	Net gains of $2.8 million from changes in warrant valuations from both private and public warrant clients, compared to net gains of $4.7 million for the fourth quarter of 2012.

•	Net gains of $0.8 million from the exercise of equity warrant assets, compared to net gains of $2.4 million for the fourth quarter of 2012.

Noninterest Expense

Noninterest expense was $149.0 million for the first quarter of 2013, compared to $143.0 million for the fourth quarter of 2012 and $132.0 million for the first quarter of 2012. The key factors contributing to the increase in noninterest expense from the fourth quarter of 2012 to the first quarter of 2013 were as follows:

•	An increase of $5.1 million in compensation and benefits expense. The following table provides a summary of our compensation and benefits expense:

	Three months ended
(Dollars in thousands)	March 31, 2013	December 31, 2012	March 31, 2012
Compensation and benefits:
Salaries and wages	$39,323	$37,145	$38,120
Incentive compensation plan	19,177	23,101	15,716
ESOP	3,016	1,413	5,431
Other employee benefits (1)	27,188	21,899	24,470
Total compensation and benefits	$88,704	$83,558	$83,737
Period-end full-time equivalent employees	1,663	1,615	1,554
Average full-time equivalent employees	1,655	1,607	1,556

(1)
Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee-related expenses.

The key changes in factors affecting compensation and benefits expense from the fourth quarter of 2012 to the first quarter of 2013 were as follows:

◦
An increase of $5.1 million in additional ESOP contributions and 401(k) employer matching contributions made during the first quarter of 2013 as a result of annual incentive compensation payouts to employees.

◦
An increase of $2.2 million in salaries and wages expense, primarily due to an increase in the number of average full-time equivalent employees ("FTE"), which increased by 48 to 1,655 FTEs for the first quarter of 2013, compared to 1,607 FTEs for the fourth quarter of 2012.

◦
A decrease of $3.9 million in incentive compensation expense, primarily reflective of higher expenses in the fourth quarter of 2012 due to our stronger than expected financial performance during that period.

•
A provision for unfunded credit commitments of $2.0 million for the first quarter of 2013, compared to a reduction of provision of $0.8 million for the fourth quarter of 2012. The provision of $2.0 million for the first quarter of 2013 was primarily due to an increase in unfunded credit commitment balances of $560 million.

The above increases in noninterest expense were partially offset by the following:

•	A decrease of $1.7 million in premises and equipment expense, primarily due to the write-off of $2.3 million of certain assets in the fourth quarter of 2012.

•
A decrease of $1.8 million in professional services expense, primarily due to higher levels of consulting fees in the fourth quarter of 2012 related to our ongoing business and infrastructure initiatives.

Non-GAAP noninterest expense, net of noncontrolling interests was $146.2 million for the first quarter of 2013, compared to $141.2 million for the fourth quarter of 2012 and $129.2 million for the first quarter of 2012. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Income Tax Expense

Our effective tax rate was 39.2 percent for the first quarter of 2013, compared to 36.9 percent for the fourth quarter of 2012 and 40.6 percent for the first quarter of 2012. The lower effective tax rate in the fourth quarter of 2012 reflected certain adjustments for the full year 2012. Our effective tax rate for the full year 2012 was 39.3 percent.

Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests.

Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended
(Dollars in thousands)	March 31, 2013	December 31, 2012	March 31, 2012
Net interest income (1)	$(24)	$25	$(43)
Noninterest income (1)	(23,288)	(56,565)	(6,632)
Noninterest expense (1)	2,860	1,848	2,818
Carried interest (2)	798	5,451	(1,286)
Net income attributable to noncontrolling interests	$(19,654)	$(49,241)	$(5,143)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income earned by the general partners or limited partners of certain consolidated funds.

Net income attributable to noncontrolling interests was $19.7 million for the first quarter of 2013, compared to $49.2 million for the fourth quarter of 2012 and $5.1 million for the first quarter of 2012. Net income attributable to noncontrolling interests of $19.7 million for the first quarter of 2013 was primarily a result of the following:

•	Net gains on investment securities (including carried interest) attributable to noncontrolling interests of $22.3 million, primarily from gains of $20.8 million from our managed funds of funds.

•	Noninterest expense of $2.9 million, primarily related to management fees paid by the noncontrolling interests to our subsidiaries that serve as the general partner.

SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $52 million to $1.9 billion at March 31, 2013, primarily due to net income of $41 million in the first quarter of 2013 and an increase in additional-paid-in capital of $24 million primarily from stock option exercises and ESOP contributions during the first quarter of 2013. These increases were partially offset by a decrease in accumulated other comprehensive income of $13 million primarily due to a decrease in the fair value of our available-for-sale securities portfolio as a result of increases in period-end market interest rates.

Outlook for the Year Ending December 31, 2013;

Our outlook for the year ending December 31, 2013 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. In general, we do not provide our outlook for certain items (such as gains (losses) from warrants and investment securities) where the timing or financial impact are particularly uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. The outlook assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the caption “Forward-Looking Statements.”

For the year ending December 31, 2013, compared to our 2012 results, our outlook is the following:

	Current full year 2013 outlook compared to 2012 results (as of April 25, 2013)	Change in outlook compared to outlook reported as of January 24, 2013
Average loan balances	Increase at a percentage rate in the low twenties	No change from previous outlook
Average deposit balances	Increase at a percentage rate in the mid single digits	No change from previous outlook
Net interest income (1)	Increase at a percentage rate in the high single digits	Outlook increased from mid single digits due to lower than expected prepayments on mortgage-backed securities resulting in decreased premium amortization expense
Net interest margin (1)	Between 3.15% and 3.25%	Outlook increased from between 3.10% and 3.20% due to lower than expected prepayments on mortgage-backed securities resulting in decreased premium amortization expense
Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2012 levels	No change from previous outlook
Net loan charge-offs	Between 0.30% and 0.50% of average total gross loans	No change from previous outlook
Nonperforming loans as a percentage of total gross loans	Comparable to 2012 levels	No change from previous outlook
Fees for deposit services, letters of credit, credit card, client investment, and foreign exchange, in aggregate	Increase at a percentage rate in the low teens	Outlook decreased from mid teens primarily due to lower than expected client investment fees driven by lower yields on certain products
Noninterest expense (excluding expenses related to noncontrolling interests) (2)	Increase at a percentage rate in the mid single digits	No change from previous outlook

(1)
Our outlook for net interest income and net interest margin is partly based on management's current forecast of prepayment rates on our mortgage-backed securities in our available-for-sale securities portfolio and their impact on our forecasted premium amortization expense. Such forecasts are subject to change, and actual results may differ, based on market conditions and actual prepayment rates. See also other factors that may cause our outlook to differ from our actual results under the "Forward Looking Statements" section below.

(2)	Non-GAAP

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, including the section “Outlook for the Year Ending December 31, 2013” above, we make forward-looking statements discussing management’s expectations about economic conditions; opportunities in the market; the outlook on our client performance; our financial, credit, and business performance; expense levels; and financial results (and the components of such results) for the year 2013.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the year 2013 and other forward-looking statements herein to change include, among others, the following: (i) deterioration, weaker than expected, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of IPOs and M&A activities), (ii) changes in the volume and credit quality of our loans, (iii)  the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios (iv) changes in our deposit levels, (v) changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets, (vi) variations from our expectations as to factors impacting our cost structure, (vii) changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity, (viii) accounting changes, as required by GAAP, and (ix) regulatory or legal changes or impacts upon us. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On April 25, 2013, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended March 31, 2013. The conference call can be accessed by dialing (877) 663-9523 or (404) 665-9482, and referencing the conference ID “35962517.” A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, April 25, 2013, through midnight on Tuesday, April 30, 2013, and may be accessed by dialing (855) 859-2056 or (404) 537-3406 and referencing conference ID number “35962517.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, April 25, 2013.

About SVB Financial Group

For three decades, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, venture capital, private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, and SVB Private Bank, SVB Financial Group provides clients with commercial, investment, international and private banking services. The company also offers funds management, broker-dealer transactions and asset management, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, California, SVB Financial Group (Nasdaq: SIVB) operates through 28 offices in the U.S. and international operations in China, India, Israel and the United Kingdom. More information on the company can be found at www.svb.com.

Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Bank is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended
(Dollars in thousands, except share data)	March 31, 2013	December 31, 2012	March 31, 2012
Interest income:
Loans	$123,744	$124,304	$109,461
Available-for-sale securities:
Taxable	45,752	41,923	47,375
Non-taxable	799	871	900
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	719	1,070	1,038
Total interest income	171,014	168,168	158,774
Interest expense:
Deposits	2,051	1,825	1,481
Borrowings	5,794	5,780	6,356
Total interest expense	7,845	7,605	7,837
Net interest income	163,169	160,563	150,937
Provision for loan losses	5,813	15,014	14,529
Net interest income after provision for loan losses	157,356	145,549	136,408
Noninterest income:
Gains on investment securities, net	27,438	68,238	7,839
Foreign exchange fees	13,448	12,647	12,103
Gains on derivative instruments, net	11,040	6,320	5,976
Deposit service charges	8,793	8,587	8,096
Credit card fees	7,448	6,624	5,668
Client investment fees	3,475	4,313	2,897
Letters of credit and standby letters of credit fees	3,435	4,723	3,636
Other	3,527	15,236	13,078
Total noninterest income	78,604	126,688	59,293
Noninterest expense:
Compensation and benefits	88,704	83,558	83,737
Professional services	17,160	18,965	14,607
Premises and equipment	10,725	12,459	7,564
Business development and travel	8,272	7,666	7,746
Net occupancy	5,767	5,869	5,623
FDIC assessments	3,382	2,894	2,498
Correspondent bank fees	3,055	2,640	2,688
Provision for (reduction of) unfunded credit commitments	2,014	(776)	(258)
Other	9,935	9,774	7,807
Total noninterest expense	149,014	143,049	132,012
Income before income tax expense	86,946	129,188	63,689
Income tax expense	26,401	29,526	23,756
Net income before noncontrolling interests	60,545	99,662	39,933
Net income attributable to noncontrolling interests	(19,654)	(49,241)	(5,143)
Net income available to common stockholders	$40,891	$50,421	$34,790
Earnings per common share—basic	$0.91	$1.13	$0.79
Earnings per common share—diluted	0.90	1.12	0.78
Weighted average common shares outstanding—basic	44,801,590	44,524,789	43,779,800
Weighted average common shares outstanding—diluted	45,393,025	44,982,031	44,460,005

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	March 31, 2013	December 31, 2012	March 31, 2012
Assets:
Cash and cash equivalents	$1,519,249	$1,008,983	$850,624
Available-for-sale securities	10,908,163	11,343,177	11,527,541
Non-marketable securities	1,215,788	1,184,265	1,021,941
Investment securities	12,123,951	12,527,442	12,549,482
Loans, net of unearned income	8,844,890	8,946,933	7,121,289
Allowance for loan losses	(112,205)	(110,651)	(100,922)
Net loans	8,732,685	8,836,282	7,020,367
Premises and equipment, net of accumulated depreciation and amortization	65,713	66,545	59,320
Accrued interest receivable and other assets	354,402	326,871	338,544
Total assets	$22,796,000	$22,766,123	$20,818,337
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$14,038,587	$13,875,275	$11,837,600
Interest-bearing deposits	5,271,321	5,301,177	4,879,282
Total deposits	19,309,908	19,176,452	16,716,882
Short-term borrowings	7,460	166,110	849,380
Other liabilities	359,380	360,566	307,537
Long-term debt	457,194	457,762	601,835
Total liabilities	20,133,942	20,160,890	18,475,634
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 44,970,402 shares, 44,627,182 shares and 44,087,110 shares outstanding, respectively	45	45	44
Additional paid-in capital	570,789	547,079	515,614
Retained earnings	1,215,770	1,174,878	1,034,523
Accumulated other comprehensive income	95,615	108,553	89,309
Total SVBFG stockholders’ equity	1,882,219	1,830,555	1,639,490
Noncontrolling interests	779,839	774,678	703,213
Total equity	2,662,058	2,605,233	2,342,703
Total liabilities and total equity	$22,796,000	$22,766,123	$20,818,337

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	March 31, 2013			December 31, 2012			March 31, 2012
(Dollars in thousands)	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$822,418	$719	0.35%	$1,419,980	$1,070	0.30%	$1,171,410	$1,038	0.36%
Available-for-sale securities: (2)
Taxable	10,803,735	45,752	1.72	10,655,623	41,923	1.57	10,405,476	47,375	1.83
Non-taxable (3)	83,811	1,229	5.95	88,141	1,340	6.05	92,236	1,384	6.03
Total loans, net of unearned income (4) (5)	8,680,917	123,744	5.78	8,274,878	124,304	5.98	6,804,348	109,461	6.47
Total interest-earning assets	20,390,881	171,444	3.41	20,438,622	168,637	3.28	18,473,470	159,258	3.47
Cash and due from banks	279,179			308,065			318,574
Allowance for loan losses	(115,486)			(105,862)			(93,840)
Other assets (6)	1,759,985			1,736,952			1,534,339
Total assets	$22,314,559			$22,377,777			$20,232,543
Funding sources:
Interest-bearing liabilities:
NOW deposits	$135,436	$117	0.35%	$112,677	$97	0.34%	$104,498	$79	0.30%
Money market deposits	3,043,021	1,495	0.20	2,873,675	1,357	0.19	2,470,781	930	0.15
Money market deposits in foreign offices	115,659	28	0.10	113,170	28	0.10	152,582	37	0.10
Time deposits	172,401	173	0.41	150,737	105	0.28	152,621	179	0.47
Sweep deposits in foreign offices	1,932,495	238	0.05	1,896,783	238	0.05	2,059,284	256	0.05
Total interest-bearing deposits	5,399,012	2,051	0.15	5,147,042	1,825	0.14	4,939,766	1,481	0.12
Short-term borrowings	74,939	28	0.15	8,348	2	0.10	27,415	11	0.16
5.375% Senior Notes	348,013	4,821	5.62	347,961	4,820	5.51	347,810	4,815	5.57
Junior Subordinated Debentures	55,181	832	6.11	55,225	831	5.99	55,357	831	6.04
5.70% Senior Notes	—	—	—	—	—	—	143,485	503	1.41
6.05% Subordinated Notes	54,282	113	0.84	54,950	127	0.92	55,252	127	0.92
Other long-term debt	—	—	—	—	—	—	1,440	69	19.27
Total interest-bearing liabilities	5,931,427	7,845	0.54	5,613,526	7,605	0.54	5,570,525	7,837	0.57
Portion of noninterest-bearing funding sources	14,459,454			14,825,096			12,902,945
Total funding sources	20,390,881	7,845	0.16	20,438,622	7,605	0.15	18,473,470	7,837	0.17
Noninterest-bearing funding sources:
Demand deposits	13,386,501			13,843,839			12,025,997
Other liabilities	359,913			335,836			326,679
SVBFG stockholders’ equity	1,866,310			1,825,592			1,624,256
Noncontrolling interests	770,408			758,984			685,086
Portion used to fund interest-earning assets	(14,459,454)			(14,825,096)			(12,902,945)
Total liabilities and total equity	$22,314,559			$22,377,777			$20,232,543
Net interest income and margin		$163,599	3.25%		$161,032	3.13%		$151,421	3.30%
Total deposits	$18,785,513			$18,990,881			$16,965,763
Average SVBFG stockholders’ equity as a percentage of average assets			8.36%			8.16%			8.03%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(430)			(469)			(484)
Net interest income, as reported		$163,169			$160,563			$150,937

(1)
Includes average interest-earning deposits in other financial institutions of $176 million, $170 million and $332 million for the quarters ended March 31, 2013, December 31, 2012 and March 31, 2012, respectively. For the quarters ended March 31, 2013, December 31, 2012 and March 31, 2012, balance also includes $375 million, $1.0 billion and $594 million, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.

(2)	Yields on available-for-sale securities are based on amortized cost, therefore do not give effect to unrealized changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable available-for-sale securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $16.8 million, $19.5 million and $17.1 million for the quarters ended March 31, 2013, December 31, 2012 and March 31, 2012, respectively.

(6)
Average investment securities of $1.4 billion, $1.4 billion and $1.2 billion for the quarters ended March 31, 2013, December 31, 2012 and March 31, 2012, respectively, were classified as other assets as they are noninterest-earning assets. These investments primarily consisted of non-marketable securities.

Gains on Equity Warrant Assets

	Three months ended
(Dollars in thousands)	March 31, 2013	December 31, 2012	March 31, 2012
Equity warrant assets (1):
Gains on exercises, net	$814	$2,423	$2,941
Cancellations and expirations	(104)	(98)	(569)
Changes in fair value	2,795	4,702	4,563
Total net gains on equity warrant assets (2)	$3,505	$7,027	$6,935

(1)	At March 31, 2013, we held warrants in 1,282 companies, compared to 1,270 companies at December 31, 2012 and 1,192 companies at March 31, 2012.

(2)	Net gains on equity warrant assets are included in the line item “Gains on derivative instruments, net” as part of noninterest income.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended
(Shares in thousands)	March 31, 2013	December 31, 2012	March 31, 2012
Weighted average common shares outstanding—basic	44,802	44,525	43,780
Effect of dilutive securities:
Stock options and employee stock purchase plan	402	293	501
Restricted stock units	189	164	179
Total effect of dilutive securities	591	457	680
Weighted average common shares outstanding—diluted	45,393	44,982	44,460

Capital Ratios

	March 31, 2013	December 31, 2012	March 31, 2012
SVB Financial Group:
Total risk-based capital ratio	14.59%	14.05%	14.30%
Tier 1 risk-based capital ratio	13.30	12.79	12.91
Tier 1 leverage ratio	8.39	8.06	8.04
Tangible common equity to tangible assets ratio (1)	8.26	8.04	7.87
Tangible common equity to risk-weighted assets ratio (1)	13.94	13.53	13.54
Silicon Valley Bank:
Total risk-based capital ratio	13.01%	12.53%	12.59%
Tier 1 risk-based capital ratio	11.70	11.24	11.16
Tier 1 leverage ratio	7.35	7.06	6.94
Tangible common equity to tangible assets ratio (1)	7.62	7.41	7.16
Tangible common equity to risk-weighted assets ratio (1)	12.45	12.08	11.94

(1)	These are non-GAAP calculations. A reconciliation of non-GAAP calculations to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	March 31, 2013	December 31, 2012	March 31, 2012
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software	$1,216,843	$1,125,767	$568,580
Hardware	545,643	452,836	427,989
Venture capital/private equity	584,508	970,973	478,677
Life science	341,897	352,189	288,848
Premium wine (1)	22,667	6,500	6,200
Other	120,012	117,199	119,370
Total commercial loans	2,831,570	3,025,464	1,889,664
Real estate secured loans:
Premium wine (1)	108,845	73,816	75,382
Consumer loans (2)	—	—	19,744
Total real estate secured loans	108,845	73,816	95,126
Consumer loans (2)	42,000	45,000	45,750
Total loans individually equal to or greater than $20 million	$2,982,415	$3,144,280	$2,030,540
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software	$2,274,120	$2,168,132	$1,967,782
Hardware	678,216	676,648	636,753
Venture capital/private equity	751,053	778,930	655,954
Life science	686,378	724,603	583,496
Premium wine	117,772	138,437	115,079
Other	234,941	201,389	233,334
Total commercial loans	4,742,480	4,688,139	4,192,398
Real estate secured loans:
Premium wine	357,102	340,531	286,147
Consumer loans	713,607	685,493	522,658
Total real estate secured loans	1,070,709	1,026,024	808,805
Construction loans	58,726	65,726	30,040
Consumer loans	68,499	100,079	118,996
Total loans individually less than $20 million	$5,940,414	$5,879,968	$5,150,239
Total gross loans	$8,922,829	$9,024,248	$7,180,779
Loans individually equal to or greater than $20 million as a percentage of total gross loans	33.4%	34.8%	28.3%
Total clients with loans individually equal to or greater than $20 million	99	102	67
Loans individually equal to or greater than $20 million on nonaccrual status	$—	$—	$21,965

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

	Period end balances at
(Dollars in thousands, except ratios)	March 31, 2013	December 31, 2012	March 31, 2012
Nonperforming and past due loans:
Loans past due 90 days or more still accruing interest	$36	$19	$—
Impaired loans	44,346	38,279	41,697
Nonperforming loans as a percentage of total gross loans	0.50%	0.42%	0.58%
Nonperforming loans as a percentage of total assets	0.19	0.17	0.20
Allowance for loan losses	$112,205	$110,651	$100,922
As a percentage of total gross loans	1.26%	1.23%	1.41%
As a percentage of total gross nonperforming loans	253.02	289.06	242.04
Allowance for loan losses for impaired loans	$7,728	$6,261	$18,369
As a percentage of total gross loans	0.09%	0.07%	0.26%
As a percentage of total gross nonperforming loans	17.43	16.36	44.05
Allowance for loan losses for total gross performing loans	$104,477	$104,390	$82,553
As a percentage of total gross loans	1.17%	1.16%	1.15%
As a percentage of total gross performing loans	1.18	1.16	1.16
Total gross loans	$8,922,829	$9,024,248	$7,180,779
Total gross performing loans	8,878,483	8,985,969	7,139,082
Reserve for unfunded credit commitments (1)	24,300	22,299	21,553
As a percentage of total unfunded credit commitments	0.26%	0.26%	0.27%
Total unfunded credit commitments (2)	$9,170,337	$8,610,791	$7,866,137

(1)	The “reserve for unfunded credit commitments” is included as a component of “other liabilities.”

(2)	Includes unfunded loan commitments and letters of credit

Average Off-Balance Sheet Client Investment Funds (1)

	Three months ended
(Dollars in millions)	March 31, 2013	December 31, 2012	March 31, 2012
Client directed investment assets	$6,898	$7,123	$7,556
Client investment assets under management	11,309	10,385	9,986
Sweep money market funds	4,283	3,668	1,341
Total average client investment funds	$22,490	$21,176	$18,883

Period-end Off-Balance Sheet Client Investment Funds (1)

	Period end balances at
(Dollars in millions)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Client directed investment assets	$6,943	$7,604	$7,363	$7,003	$7,147
Client investment assets under management	11,571	10,824	10,291	10,399	10,190
Sweep money market funds	4,467	4,085	3,404	2,695	1,775
Total period-end client investment funds	$22,981	$22,513	$21,058	$20,097	$19,112

(1)	Off-Balance sheet client investment funds are maintained at third party financial institutions.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (non-GAAP net income, non-GAAP EPS, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of the funds that we are deemed to control or in which we have a majority ownership. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders includes only the portion of income or loss related to our ownership interest.

•	Gains of $5.0 million from the sales of certain available-for-sale securities in the second quarter of 2012.

•	Gains of $4.2 million from the sale of certain assets related to our equity management services business in the second quarter of 2012.

In addition, in this press release, we use certain non-GAAP financial ratios that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP, including:

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles. The manner in which this ratio is calculated varies among companies. Accordingly, our ratios are not necessarily comparable to similar measures of other companies.

•
Non-GAAP return on average assets ratio; Non-GAAP return on average SVBFG stockholders’ equity ratio — These ratios exclude certain financial items that are otherwise required under GAAP. Our ratios are calculated by dividing non-GAAP net income available to common stockholders (annualized) by average assets or average SVBFG stockholders’ equity, as applicable.

•
Non-GAAP operating efficiency ratio — This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total taxable equivalent income, after reducing both amounts by taxable equivalent income and expense attributable to noncontrolling interests and the gains noted above for applicable periods.

	Three months ended
Non-GAAP net income and earnings per share (Dollars in thousands, except share amounts)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Net income available to common stockholders	$40,891	$50,421	$42,289	$47,603	$34,790
Less: gains on sales of certain available-for-sale securities (1)	—	—	—	(4,955)	—
Tax impact of gains on sales of available-for-sale securities	—	—	—	1,974	—
Less: net gains on the sale of certain assets related to our equity management services business (2)	—	—	—	(4,243)	—
Tax impact of net gains on the sale of certain assets related to our equity management services business	—	—	—	1,690	—
Non-GAAP net income available to common stockholders	$40,891	$50,421	$42,289	$42,069	$34,790
GAAP earnings per common share — diluted	$0.90	$1.12	$0.94	$1.06	$0.78
Less: gains on sales of certain available-for-sale securities (1)	—	—	—	(0.11)	—
Tax impact of gains on sales of available-for-sale securities	—	—	—	0.05	—
Less: net gains on the sale of certain assets related to our equity management services business (2)	—	—	—	(0.10)	—
Tax impact of net gains on the sale of certain assets related to our equity management services business	—	—	—	0.04	—
Non-GAAP earnings per common share — diluted	$0.90	$1.12	$0.94	$0.94	$0.78
Weighted average diluted common shares outstanding	45,393,025	44,982,031	44,914,564	44,711,895	44,460,005

(1)	Gains on the sales of $316 million in certain available-for-sale securities in the second quarter of 2012.

(2)	Net gains of $4.2 million from the sale of certain assets related to our equity management services business in the second quarter of 2012.

	Three months ended
Non-GAAP return on average assets and average SVBFG stockholders’ equity (Dollars in thousands, except ratios)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Non-GAAP net income available to common stockholders	$40,891	$50,421	$42,289	$42,069	$34,790
Average assets	$22,314,559	$22,377,777	$21,727,197	$20,890,876	$20,232,543
Average SVBFG stockholders’ equity	$1,866,310	$1,825,592	$1,782,443	$1,707,321	$1,624,256
Non-GAAP return on average assets (annualized)	0.74%	0.90%	0.77%	0.81%	0.69%
Non-GAAP return on average SVBFG stockholders’ equity (annualized)	8.89	10.99	9.44	9.91	8.61

	Three months ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
GAAP noninterest income	$78,604	$126,688	$69,139	$80,426	$59,293
Less: income attributable to noncontrolling interests, including carried interest	22,490	51,114	13,524	13,384	7,918
Noninterest income, net of noncontrolling interests	56,114	75,574	55,615	67,042	51,375
Less: gains on sales of certain available-for-sale securities	—	—	—	4,955	—
Less: net gains on the sale of certain assets related to our equity management services business	—	—	—	4,243	—
Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of certain assets	$56,114	$75,574	$55,615	$57,844	$51,375

	Three months ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (Dollars in thousands)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
GAAP net gains on investment securities	$27,438	$68,238	$20,228	$25,809	$7,839
Less: income attributable to noncontrolling interests, including carried interest	22,296	51,024	12,776	14,502	7,338
Net gains on investment securities, net of noncontrolling interests	5,142	17,214	7,452	11,307	501
Less: gains on sales of certain available-for-sale securities	—	—	—	4,955	—
Non-GAAP net gains on investment securities, net of noncontrolling interests and excluding gains on sales of certain available-for-sale securities	$5,142	$17,214	$7,452	$6,352	$501

	Three months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
GAAP noninterest expense	$149,014	$143,049	$135,171	$135,766	$132,012
Less: amounts attributable to noncontrolling interests	2,860	1,848	2,723	3,947	2,818
Non-GAAP noninterest expense, net of noncontrolling interests	$146,154	$141,201	$132,448	$131,819	$129,194
GAAP taxable equivalent net interest income	$163,599	$161,032	$154,911	$152,419	$151,421
Less: income attributable to noncontrolling interests	24	(25)	50	38	43
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	163,575	161,057	154,861	152,381	151,378
Non-GAAP noninterest income, net of noncontrolling interests	56,114	75,574	55,615	57,844	51,375
Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$219,689	$236,631	$210,476	$210,225	$202,753
Non-GAAP operating efficiency ratio	66.53%	59.67%	62.93%	62.70%	63.72%

Non-GAAP non-marketable securities, net of noncontrolling interests (Dollars in thousands)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
GAAP non-marketable securities	$1,215,788	$1,184,265	$1,163,815	$1,132,312	$1,021,941
Less: noncontrolling interests in non-marketable securities	739,933	708,157	689,492	671,813	661,750
Non-GAAP non-marketable securities, net of noncontrolling interests	$475,855	$476,108	$474,323	$460,499	$360,191

SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
GAAP SVBFG stockholders’ equity	$1,882,219	$1,830,555	$1,784,924	$1,715,360	$1,639,490
Less: intangible assets	—	—	—	—	559
Tangible common equity	$1,882,219	$1,830,555	$1,784,924	$1,715,360	$1,638,931
GAAP total assets	$22,796,000	$22,766,123	$21,576,934	$21,289,772	$20,818,337
Less: intangible assets	—	—	—	—	559
Tangible assets	$22,796,000	$22,766,123	$21,576,934	$21,289,772	$20,817,778
Risk-weighted assets	$13,501,072	$13,532,984	$12,812,798	$12,850,191	$12,102,502
Tangible common equity to tangible assets	8.26%	8.04%	8.27%	8.06%	7.87%
Tangible common equity to risk-weighted assets	13.94	13.53	13.93	13.35	13.54

Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Tangible common equity	$1,637,365	$1,591,643	$1,547,061	$1,479,817	$1,403,570
Tangible assets	$21,487,859	$21,471,111	$20,325,446	$20,027,219	$19,596,848
Risk-weighted assets	$13,147,423	$13,177,887	$12,478,371	$12,482,417	$11,752,897
Tangible common equity to tangible assets	7.62%	7.41%	7.61%	7.39%	7.16%
Tangible common equity to risk-weighted assets	12.45	12.08	12.40	11.86	11.94